UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2010

GeoEye, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33015	20-2759725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21700 Atlantic Blvd., Dulles, Virginia		20166
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-480-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 20, 2010, GeoEye Imagery Collection Systems Inc., a wholly-owned subsidiary of GeoEye, Inc., entered into a contract with Lockheed Martin Space Systems Company to complete the development and construction of the GeoEye-2 satellite and its command and control system (GeoEye-2 Procurement Contract). Prior to entering this contract, GeoEye and Lockheed have been performing long lead development and procurement activities for the GeoEye-2 satellite under an interim purchase agreement entered into between the parties in February 2010 (Interim Agreement).

The GeoEye-2 satellite is being built to support GeoEye’s EnhancedView contracts with The National Geospatial-Intelligence Agency and to meet future commercial imagery customer demands. The total contract price for the GeoEye-2 satellite and its command and control system is $408,000,000. This amount includes all money previously paid to Lockheed under the Interim Agreement, but does not include the cost of launch services and insurance and the development of associated ground systems and infrastructure.

The GeoEye-2 Procurement Contract includes a provision allowing for liquidated damages for delayed delivery of the GeoEye-2 satellite. In addition, a portion of the overall contract price includes an incentive payment which may be reduced in the event Lockheed fails to meet certain performance goals. GeoEye may terminate the contract for convenience in the event GeoEye’s EnhancedView Augmentation Capacity Development contract with The National Geospatial-Intelligence Agency is terminated. In addition, the GeoEye-2 Procurement Contract may be terminated by either party upon a material default by the other party.

A copy of the Company’s press release announcing the finalization of the contract is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

99.1 Press release dated October 26, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoEye, Inc.

October 26, 2010	By:	/s/ William L. Warren

Name: William L. Warren
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 26, 2010.